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NVE CORPORATION

POLICY REGARDING SECURITIES TRADING AND

HANDLING OF NONPUBLIC INFORMATION

Revised August 15, 2011

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INDEX

Page

1.INTRODUCTION1

II.BACKGROUND2

A.  Purposes2

B.  Important Definitions3

1.  Material Information3

2.  Nonpublic4

3.  Security4

4.  Affiliate5

5.  Employee Benefit Plan5

C.  Penalties and Sanctions6

III.TRADING IN SECURITIES BY COVERED PERSON6

IV.HANDLING NONPUBLIC INFORMATION8

i

I.INTRODUCTION

Because the securities of NVE Corporation (the “Company”) are publicly traded and because certain of our employees in the regular course of their employment may receive nonpublic information regarding The Company or other public companies with which we have a business relationship, the Board of Directors has adopted the NVE Corporation POLICY REGARDING SECURITIES TRADING AND HANDLING OF NONPUBLIC INFORMATION (the “Policy”).

The Policy is of paramount importance to the Company and applies to all officers, directors and employees who, in the judgment of management, regularly come in contact with material nonpublic information (“Covered Persons”).  Because of the opportunity to profit from information obtained while serving as a Covered Person, this Policy continues to be applicable to any such persons for the period six months after they terminate their affiliation with the Company.  Similarly, because of the potential for abuse of trading through certain relatives or others over whom such persons have control, the term “Covered Persons” also includes relatives who share the same home with such persons or persons under the control of the Covered Person or such other person.

The Policy is designed to:

(i)promote awareness of the laws prohibiting trading of securities of any public company while in possession of material nonpublic information regarding such company or communicating such information to others who may trade thereon;

(ii)prevent the occurrence of a situation which could violate confidentiality agreements with third parties, prejudice business relationships or damage the Company’s reputation for integrity and ethical conduct;

(iii)prevent inadvertent violations of, and negate Company liability as a “Controlling Person” under, the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”); and

(iv)ensure that no disclosure of confidential information occurs, except pursuant to a coordinated public disclosure by proper corporate personnel.

STRICT COMPLIANCE WITH THESE POLICIES AND PROCEDURES IS EXPECTED OF ALL COVERED PERSONS AND ANY INFRINGEMENT MAY RESULT IN SANCTIONS, UP TO AND INCLUDING TERMINATION OF EMPLOYMENT BY OR OTHER AFFILIATION WITH THE COMPANY.

WITHOUT REGARD TO THESE POLICIES AND PROCEDURES, COVERED PERSONS ARE INDIVIDUALLY RESPONSIBLE FOR COMPLYING WITH THE FEDERAL SECURITIES LAWS, INCLUDING ITSFEA AND WILL BE PERSONALLY LIABLE FOR THEIR OWN VIOLATIONS.

As a condition of employment or directorship with the Company (or for employees or directors already working for NVE Corporation when the Company became public, for continued employment), all Covered Persons must acknowledge in writing that they have received, read, understood and agree to comply with the Policy.  ACCORDINGLY, UPON YOUR RECEIPT OF THIS DOCUMENT, PLEASE STUDY IT CAREFULLY AND COMPLETE, SIGN AND DATE THE AGREEMENT ATTACHED HERETO AS EXHIBIT A.  Please return the signed Agreement to the Company’s Chief Financial Officer.  With respect to new Covered Persons, a signed Agreement shall be obtained and retained in like manner upon their employment by or affiliation with the Company. Questions or concerns relating to these policies and procedures should be directed to the company’s President or CFO; if appropriate, legal counsel will also be consulted.

II.BACKGROUND

A.Purposes

Covered Persons may, in the course of performing their duties, come into possession of information regarding the Company (and possibly other unaffiliated corporations) which is not generally available to the investing public.  The federal securities laws include provisions which address possible abuses which might arise from the relationship between a corporation and those individuals who know important things about the corporation which are not known to others.  Those laws are designed to protect investors in the public market from the potential advantage a corporate insider may have in trading in the corporation’s stock through the use of such information. Accordingly, those laws prohibit any person who, by virtue of his or her position or relationship to the Company, possesses material nonpublic information concerning the Company from buying or selling securities of the Company or otherwise using the information to his or her advantage or passing it on directly or indirectly to others who engage in such transactions (such passing on of information is sometimes referred to below as “tipping”).  Keep in mind that such violations may be viewed as occurring based on the mere fact that you possess material nonpublic information without regard to whether your decision to trade was based on that information.

Violations of these laws can occur in certain circumstances with respect to trading on or tipping material nonpublic information concerning unaffiliated companies with whom NVE Corporation has a business relationship, such as our customers or suppliers.  In addition, we may also be pursuing, from time to time, possible purchases of businesses or assets or other forms of business combinations with other corporations and in the course of related discussions receive material nonpublic information concerning those corporations.  Frequently, such discussions will be conducted pursuant to an agreement which will require the Company and its personnel to preserve the confidentiality of such information.  It is important to understand that all nonpublic information received from unaffiliated companies with whom the Company has current, ongoing or proposed business dealings (referred to collectively as “Dealing” or “Dealings”) or their affiliates is fully covered by this Policy even though its misuse might not constitute a violation of federal securities laws.  One of the important purposes of this Policy is to prevent damage to the

Company’s business relationships, to avoid violation of confidentiality agreements and to preserve the Company’s reputation for integrity and ethical conduct.  The Company s goal is therefore to ensure that Covered Persons do not engage in conduct in this regard which would create the appearance of impropriety regardless of whether it violates applicable law.

You should be aware that public investors must be afforded a reasonable waiting period after material nonpublic information is made publicly available before Covered Persons who are in possession of such information (or have reason to know that the Company is in possession of such information) may purchase or sell securities (or increase or decrease their purchases of Company Securities in any Company Employee Stock Purchase Plan, Employee Profit Sharing Plan, or other benefit plan) or disclose such information (except to Company personnel, or authorized agents of the Company, on a need-to-know basis).  The purpose of this waiting period is to enable public investors to receive the information, evaluate it, formulate plans to buy, sell or hold their securities, and convey their decision to their broker.  While the length of what is a reasonable waiting period may very depending upon the relevant circumstances, the Policy has selected a conservative waiting period which will expire at the beginning of the third trading day after the day on which the information in question was made publicly available.

You should also be aware that there may be a valid corporate purpose for withholding public disclosure of material nonpublic information at certain times.  There may also be occasions where information concerning the Company is material but may not be ripe for public disclosure; for example, because of the risk that its premature release would be misleading without the opportunity to adequately verify it.  Despite the Company’s legal right to withhold public disclosure in such circumstances, Covered Persons are prohibited by the federal securities laws and this Policy from trading on or tipping such information.  Another important purpose of the Policy is therefore to ensure that the scope and timing of public disclosure of such information will be determined in a coordinated and appropriate manner by the proper Company personnel.

B.Important Definitions

In order for Covered Persons to comply with the Policy, it is important that they understand the meaning and scope of the following terms:

1.Material Information.  Information is material for purposes of this Policy if (i) there is a substantial likelihood that an investor would consider the information to be important in deciding whether to buy, sell or hold a security, or (ii) the release of such information would have a significant impact on the price of a security.  Information can be material (a) whether it is positive or negative, (b) whether it was received from the Company or from a source which is not connected with the Company (e.g. customers or suppliers), (c) whether it affects the Company, or its business, condition (financial or otherwise), results of operations, assets, net worth or prospects (the foregoing are sometimes referred to as “inside information”) or affects the market price of its securities (so-called “market information”), or (d) even though it would not alone determine an investor’s decision.  It is important to bear in mind that information need not be a historical or certain fact to be material; data or events that are uncertain or contingent can be material depending upon a balancing of their magnitude and likelihood of occurrence.

Although it is not possible to list all of the types of information that may be “material,” information concerning the following events should be presumed to be “material” for purposes of this Policy:  results of operations, especially earnings; financial forecasts, especially estimates of earnings; changes in previously disclosed financial information; increases or decreases in dividends; declarations of stock splits and stock dividends; proposals or agreements relating to mergers or other acquisitions; proposed issuances of new securities; significant expansion or curtailment of operations; significant increases or decreases in business; significant increases or declines in backlog orders or the award of a significant contract; significant new products to be introduced; unusual borrowings; major litigation or other possible contingent liabilities or obligations; financial liquidity problems; significant changes in management; and the purchase or sale of substantial assets.  This list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

When in doubt, the information involved should be presumed to be “material.”

2.“Nonpublic”.  In order for information to be considered to be “publicly available” or “made available to the public”, and therefore no longer “nonpublic” for purposes of this Policy, it must have been released through appropriate public media in a manner designed to achieve a broad dissemination to the investing public generally and without favoring any special persons or group.  Accordingly, information should be considered to have been “made available to the public” or “publicly available” only if (i) it has been disclosed in an annual, quarterly or current report under the securities laws (10-K, 10-Q, or
8-K) from the Company (or the corporation with whom the Company has business dealings, as the case may be) to its security holders, (ii) it has been included in a widely-disseminated press release intended for and made available to the general public, or (iii) has been widely reported in the media.  Any information which does not meet these standards is considered “nonpublic” and any doubts in this regard should be resolved in favor of considering it to be “nonpublic.”

3.“Security”.  The term “security” as used herein also includes any stock, put, call, straddle, option, right or privilege with respect thereto or a group or index of securities including the security in question.  Such security and all such derivative securities or instruments are covered by this Policy without regard to whether any of them is traded on an exchange, in the over-the-counter market or is otherwise publicly traded in any recognized securities market.

4.“Affiliate”.  The term “affiliate” means that a person directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control, with the person in question. Control for this purpose means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the person in question, whether through the ownership of voting securities, by contract or otherwise.  “Affiliate” certainly includes all directors and management of the Company.

5.“Employee Benefit Plan”.  The term Employee Benefit Plan means, for the purpose of this Policy, a Company Plan which allows an employee to purchase Corporate Securities or allocates Company Securities to his or her account.

C.Penalties and Sanctions

Recent amendments to the federal securities laws have greatly increased the scope of persons that are subject to liability under these laws and have increased the penalties for violations.  ITSFEA was enacted to facilitate deterrence, detection and punishment of insider trading violations.

Under ITSFEA, a person who violates federal law by purchasing or selling a security while in possession of material nonpublic information or who discloses material nonpublic information to another who then purchases or sells a security is subject to civil penalties which may be sought by the U.S. Securities and Exchange Commission (“SEC”) of up to three times the profit gained or loss avoided (i.e., the difference between the purchase or sale price obtained by the trader and the trading price of the security a reasonable period after public dissemination of the nonpublic information in question) as a result of the violations.  In addition, such person is subject to criminal fines which may be sought by the U.S. Department of Justice of up to $1 million and imprisonment for up to ten years, or both.

Additionally, ITSFEA extended liability under these laws to persons who, at the time of the violation, directly or indirectly “controlled” the person who committed the violation. Those who control the person who committed the violation are subject to civil penalties of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the controlled person’s violation.  In addition, if the controlled person’s violation was through an improper communication that involved no trading on his or her part, the liability of the control person will be the profit gained or loss avoided by the person or persons to whom the controlled person directed such communication.

The potential for such controlling person’s liability is particularly important for the Company because the Company (and possibly directors and certain officers of the Company) may be considered to “control” Company employees for this purpose.  One of the ways in which the Company may protect itself from such liability is to take appropriate steps to prevent such violations from occurring by means such as the adoption and implementation of this Policy.

It should also be noted that the civil and criminal penalties referred to above are not exclusive.  Investors who trade in Company securities contemporaneously with the unlawful trading or tipping can sue in federal court to recover damages up to the amount of gain or loss avoided by the violation. Private litigants might also seek treble damages and recovery of their attorney’s fees pursuant to the Racketeer Influenced and Corrupt Organizations Act (“RICO”).  When tipping occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee turns around and gives the information.

In view of the potential legal exposure faced by the Company, as well as the potential for significant damage to its business and public relations, the Company will insist upon strict compliance with this Policy.  Failure to comply with this Policy is serious misconduct and may result in significant sanctions, up to and including termination of employment by or other affiliation with the Company.

III.TRADING IN SECURITIES BY COVERED PERSONS

For purposes of the following policy statements and procedures, transactions by a Covered Person shall include any purchase or sale of a security, directly or indirectly, (a) by or at the direction of a Covered Person, (b) by or at the direction of any relative who resides with the Covered Person, (c) by any person which is otherwise under the control of the Covered Person or such relative, whether it is for the benefit of the Covered Person or any other person, or (d) that is made by any such person at any time within six months after the cessation of the person s affiliation with the Company as an officer, director or employee theretofore covered by this Policy.

POLICY STATEMENTS

1.NO COVERED PERSON WHO IS IN POSSESSION OF, OR HAS REASON TO KNOW THAT THE COMPANY POSSESSES, MATERIAL NONPUBLIC INFORMATION CONCERNING THE COMPANY OR ANY OF ITS PUBLIC COMPANY SUPPLIERS, CUSTOMERS OR AFFILIATES OR OTHER CORPORATIONS WITH WHICH THE COMPANY IS DEALING SHALL (A) PURCHASE OR SELL SECURITIES OF ANY SUCH COMPANY, OR (B) INCREASE OR DECREASE HIS OR HER PURCHASES OF COMPANY SECURITIES IN AN EMPLOYEE BENEFIT PLAN UNTIL AT LEAST TWO FULL TRADING DAYS HAVE ELAPSED FOLLOWING THE DATE ON WHICH THAT INFORMATION HAS BEEN MADE AVAILABLE TO THE PUBLIC.

2.NO COVERED PERSON SHALL (A) PURCHASE, SELL, OR OTHERWISE TRANSFER ANY SECURITIES OF THE COMPANY OR (B) INCREASE OR DECREASE HIS OR HER PURCHASES OF COMPANY SECURITIES IN AN EMPLOYEE BENEFIT PLAN, DURING A QUARTERLY BLACKOUT PERIOD.

Trading is not permitted during the last fourteen calendar days of the fiscal quarter and ending after the market closes the second trading day after the release of the results of operations for that quarter (and in the case of the last fiscal quarter, its results of operations for the fiscal year then ended) to the public (typically the middle of the following month) shall constitute the Quarterly Blackout Periods.  Thus, a Quarterly Blackout Period does not expire until the beginning of the third trading day after the day on which the results of operations were released.

It should be noted that gifts, as well as purchases and sales, are prohibited during these Quarterly Blackout Periods.  The sole exception to prohibition on transfers during the Quarterly Blackout Periods is the exercise of options by a Covered Person (however, the subsequent sale of option shares during a Quarterly Blackout Period is prohibited).

The prohibition against trading during a Quarterly Blackout Period described in the preceding paragraph does not mean that trading during other time periods (referred to herein as the “Trading Window”) is automatically permitted.  The other policies and procedures set forth in the Policy continue to govern trading on and disclosing nonpublic material during the Trading Window.  Accordingly, you are always prohibited from trading during the Quarterly Blackout Period; and so long as you are aware of material nonpublic information, you are also prohibited from trading on or disclosing such information, during the Trading Window.

3.NO COVERED PERSON SHALL ADVISE ANY PERSON REGARDING THE SECURITIES OF ANY PUBLIC COMPANY, INCLUDING THE COMPANY OR ANY OF ITS PUBLIC COMPANY SUPPLIERS, CUSTOMERS OR AFFILIATES OR OTHER CORPORATIONS WITH WHICH THE COMPANY IS DEALING, WHEN HE OR SHE POSSESSES, OR HAS REASON TO KNOW THAT THE COMPANY POSSESSES, MATERIAL NONPUBLIC INFORMATION ABOUT SUCH PUBLIC COMPANY.

Covered Persons desiring to advise a person with regard to publicly traded securities shall adhere to the following procedures as if such person were personally intending to make the securities transaction.

4.NO COVERED PERSON SHALL ENGAGE IN ANY SHORT SALE OR OTHER TRANSACTION IN WHICH THEY PROFIT IF THE VALUE OF THE SECURITY FALLS FOR ANY SECURITIES OF THE COMPANY OR ANY OF ITS PUBLIC COMPANY SUPPLIERS, CUSTOMERS OR AFFILIATES OR OTHER CORPORATIONS WITH WHICH THE COMPANY IS DEALING.

5.NO DIRECTOR OR EXECUTIVE OFFICER (OR SUCH PERSON’S DESIGNEES) IS PERMITTED TO HEDGE AGAINST DECLINES IN THE MARKET VALUE OF COMPANY SECURITIES. THIS PROHIBITION INCLUDES SECURITIES GRANTED AS COMPENSATION AND SECURITIES OTHERWISE HELD BY THE DIRECTOR OR EXECUTIVE OFFICER.

6.SHOULD ANY COVERED PERSON BECOME AWARE THAT ANY OTHER COVERED PERSON IS VIOLATING, OR IS ABOUT TO VIOLATE, THIS POLICY, SUCH VIOLATION OR POTENTIAL VIOLATION MUST BE REPORTED IMMEDIATELY TO THE COMPANY’S SWT.

PROCEDURES

The Company’s President and its Chief Financial Officer have been designated as the Company’s Securities Watch Team (“SWT”) for purposes of implementing the following procedures:

 °Upon becoming aware of any material nonpublic information, written or otherwise, relating to the Company, Covered Persons shall verbally notify the members of the SWT of the existence and substance of such information.

Any questionable situation regarding the materiality of information should be resolved in favor of notifying the members of the SWT of the information.

 °The SWT shall notify the Covered Persons of those periods of time during the trading window when transactions by Covered Persons with respect to the Company’s Securities are prohibited.

Routinely, transactions by Covered Persons shall be prohibited during Quarterly Blackout Periods (Policy 2). Other events may result in additional periods during which transactions are prohibited.  All information relating to additional trading restriction periods shall be deemed confidential.

The foregoing policy statements and procedures do not apply to the purchase, sales, redemption of shares of, or investments in, or withdrawals from, mutual funds or money market funds which trade in the Company’s securities, nor do they apply to trust accounts for the benefit of a Covered Person; provided such Covered Person has no discretion with respect to the investment decisions of the trust.

IV.HANDLING NONPUBLIC INFORMATION

POLICY STATEMENTS

1.ALL MATERIAL INFORMATION REGARDING THE COMPANY SHALL BE PUBLICLY DISCLOSED IN A PROMPT AND TIMELY MANNER BY DESIGNATED CORPORATE PERSONNEL FOLLOWING APPROVAL IN EACH INSTANCE BY THE PRESIDENT OR THE CHIEF FINANCIAL OFFICER, UNLESS IT IS DETERMINED IN GOOD FAITH THAT A LEGITIMATE CORPORATE PURPOSE IS SERVED BY TEMPORARY NONDISCLOSURE OR THAT SUCH INFORMATION IS NOT RIPE FOR PUBLIC DISCLOSURE.

2.COVERED PERSONS SHALL NOT DISCLOSE NONPUBLIC INFORMATION REGARDING THE COMPANY OR ANY OF ITS SUPPLIERS, CUSTOMERS, AFFILIATES OR OTHER CORPORATIONS WITH WHICH THE COMPANY IS DEALING, EXCEPT TO COMPANY PERSONNEL, OR AUTHORIZED AGENTS OF THE COMPANY, ON A NEED-TO-KNOW BASIS.

3.COVERED PERSONS ARE STRICTLY PROHIBITED FROM DISSEMINATING OR OTHERWISE USING NONPUBLIC INFORMATION ACQUIRED IN THE COURSE OF THEIR AFFILIATION WITH THE COMPANY FOR THEIR DIRECT OR INDIRECT PERSONAL BENEFIT, GAIN OR PROFIT.

PROCEDURES

 °Upon becoming aware of any material, nonpublic information, written or otherwise, relating to the Company, Covered Persons shall verbally notify the President or the Chief Financial Officer of the existence and substance of such information.

The President and the Chief Financial Officer shall evaluate such information to determine its materiality and whether, when and how such information is to be disclosed.

 °Covered Persons shall only discuss nonpublic information relating to the Company with Company personnel, or authorized agents of the Company, who need to know such information to fulfill their responsibilities to the Company.

 °Covered Persons shall not discuss nonpublic information relating to the Company with friends, relatives or acquaintances or in public places such as elevators, restaurants or social gatherings.

 °Management employees shall be responsible for evaluating the content of written documents and, to the extent reasonably possible and in accordance with sound business judgment, do the following:

--Restrict access to any written documents (e.g., by maintaining them in locked file cabinets or in secure locations) which, in the opinion of such management employees, contain sensitive information which might be deemed material nonpublic information (“Confidential Documents”), to Company personnel, or authorized agents of the Company, who need to know such information to fulfill their responsibilities to the Company;

--Restrict access to Confidential Documents contained in the Company’s computer system or systems, by passwords or other blocking techniques, to Company personnel, or authorized agents of the Company, who need to know such information to fulfill their responsibilities to the Company;

--Advise and supervise non-management employees with access to Confidential Documents as to the proper handling (by, e.g., marking documents as “confidential,” utilizing sign-out sheets and creating limited and numbered copies) of such documents under the circumstances presented; and

--Exercise care in disposing of Confidential Documents (e.g., by shredding such documents).

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EXHIBIT A

AGREEMENT

In consideration of the compensation I am to receive as an employee, officer or director of NVE Corporation (the “Company”), and as a condition to my employment or affiliation, or continued employment by or affiliation, with the Company, but without limitation on the Company’s right to terminate my employment at any time, I hereby represent and warrant to, and agree with, the Company as follows:

1.I acknowledge receipt of the NVE Corporation Policy Regarding Securities Trading and Handling of Nonpublic Information as revised August 15, 2011 (the “Policy”).

2.I have read and understand the Policy.

3.I represent and warrant that I have had ample opportunity to ask any questions concerning the meaning or application of the Policy which I desired and have received satisfactory answers to all such questions.

4.I agree to comply with all of the policies, procedures and other provisions in the Policy.

5.I understand that a violation of the Policy will result in severe disciplinary action, including the possible termination of my employment with the Company.

6.I further understand that, in addition to such disciplinary action, the Company may sue to recover any losses, claims, damages, expenses (including reasonable attorney s fees) or liabilities, joint or several, to which the Company or any officer, director, controlling person, employee or agent of the Company may become subject under the Securities Exchange Act of 1934, applicable state securities laws or any other statute, common law or otherwise that arises out of or is based upon a failure to comply with the terms of the Policy.

Date: __________________________________________________

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Signature of Employee or Director

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[Please print or type name below signature]

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